Exhibit 99.1

For Immediate Release	Contact:
March 3, 2010	Robert D. Sznewajs President & CEO 503.598.3243 sznewajsr@wcb.com

Anders Giltvedt Chief Financial Officer 503.598.3250 giltvedta@wcb.com

West Coast Bancorp Announces

Preliminary Results of Rights Offering

Lake Oswego, OR—West Coast Bancorp (the “Company”) (NASDAQ: WCBO) announced today that the offering period of its previously announced rights offering expired on March 1, 2010 in accordance with its terms. In connection with the rights offering, the Company previously distributed to its common shareholders of record as of the January 19, 2010 record date non-transferable rights to subscribe for and purchase up to an aggregate of 5,000,000 shares of its common stock at a subscription price of $2.00 per share.

Preliminary results indicate the offering has been significantly over-subscribed and, accordingly, the Company will receive gross proceeds of $10 million in connection with the exercise of basic and over-subscription privileges. As subscription requests exceed the number of shares available for sale in the rights offering, oversubscription requests will be fulfilled on a pro rata basis. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty.

Robert D. Sznewajs, President & CEO, said, “The significantly oversubscribed rights offering along with the private placements of $155 million during the fourth quarter of 2009 represent the belief our shareholders have in the Company. The additional capital continues to strengthen the liquidity and capital of the Bank, while we focus on growing our core business.”

About the Company

West Coast Bancorp (NASDAQ: WCBO) is a Northwest bank holding company for West Coast Bank.  With $2.7 billion in assets, West Coast Bank operates through 65 locations in Oregon and Washington. West Coast Bank combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank.

Forward Looking Statements:

Statements in this release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements.  Do not unduly rely on forward-looking statements.  They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

A number of factors could cause results to differ significantly from our expectations, including, among others, factors identified in our Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Report on Form 10-Q for the quarter ended September  30, 2009, including under the headings “Forward Looking Statement Disclosure” and “Risk Factors.”

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